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                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share

      Net earnings per share - basic and net earnings per share - diluted are computed by dividing each such earnings per share by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively (in thousands, except per share data).

                                                FOR THE NINE MONTHS ENDED
                                                      SEPTEMBER 30,
                                              -----------------------------
                                                 2006             2005
                                              -------------  --------------
Net Earnings                                  $      68,303  $       57,038
Average common shares outstanding                    63,475          61,945
Net earnings per share - basic                $        1.08  $         0.92
Average common share equivalents outstanding         64,323          64,118
Net earnings per share - diluted              $        1.06  $         0.89
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